SENIOR LIVING COMMUNITIES, LLC
AND
SUBSIDIARIES

Charlotte, North Carolina

Consolidated

Financial Statements

At

December 31, 2023 and 2022

And

For the Years Ended

December 31, 2023, 2022, and 2021

* * * * * * *

TABLE OF CONTENTS

Financial Statements:	Page
Independent Auditor’s Report	2-3
Consolidated Balance Sheets	4-5
Consolidated Statements of Operations	6
Consolidated Statements of Changes in Members’ Deficit	7
Consolidated Statements of Cash Flows	8-9
Notes to Consolidated Financial Statements	10-24

Independent Auditor’s Report

To the Members
of Senior Living Communities, LLC, and Subsidiaries

Opinion

We have audited the accompanying consolidated financial statements of Senior Living Communities, LLC (a North Carolina limited liability company) and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years ended December 31, 2023, 2022, and 2021, and the related notes to the financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Living Communities, LLC and subsidiaries as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years ended December 31, 2023, 2022, and 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/Moyer, DeVoe & Iocco, PLLC

Charlotte, North Carolina
February 19, 2024

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2023 and 2022

ASSETS

	2023	2022
Current Assets
Cash and Cash Equivalents	$6,211,511	$2,563,974
Occupancy Fee Deposits in Escrow	1,298,843	1,018,133
Accounts Receivable, Net	4,365,945	3,572,756
Accounts Receivable - Other	433,553	270,714
Current Portion of Deferred Commissions	2,751,757	2,592,075
Prepaid Expenses and Other Current Assets	1,109,633	1,145,126
Total Current Assets	16,171,242	11,162,778

Property and Equipment
Construction and Renovations in Progress	1,568,775	821,070
Leasehold Improvements	76,510,750	66,705,650
Site Improvements	1,110,582	890,996
Furniture, Fixtures and Equipment	3,751,366	2,899,859
Automobiles and Golf Carts	3,502,981	3,416,212
Total Property and Equipment	86,444,454	74,733,787
Less Accumulated Depreciation	(37,100,879)	(30,884,778)
Property and Equipment, Net	49,343,575	43,849,009

Other Assets
Operating Reserve Escrow	435,000	270,000
Deferred Commissions, Net	6,071,539	5,900,576
Lease Deposit	11,214,180	10,860,794
Right-of-Use Assets - Operating Leases	217,926,771	244,091,637
Goodwill	83,975,668	83,975,668
Total Other Assets	319,623,158	345,098,675

TOTAL ASSETS	$385,137,975	$400,110,462

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)
December 31, 2023 and 2022

LIABILITIES AND MEMBERS' DEFICIT

	2023	2022
Current Liabilities
Accounts Payable	$6,991,213	$6,481,689
Accounts Payable - Related Party	746,700	4,693,390
Monthly Service Fees Received in Advance	345,407	631,284
Accrued Expenses	16,690,795	13,467,116
Resident Deposits	1,573,576	1,499,346
Current Portion of Deferred Revenues	12,549,243	11,645,528
Current Portion of Deferred Rebates	9,760	—
Current Portion of Operating Lease Liabilities	31,171,847	27,414,164
Current Portion of Line of Credit from NHI	1,250,000	—
Current Portion of Notes Payable	46,417	53,335
Current Portion of Note Payable - Related Party	—	675,000
Total Current Liabilities	71,374,958	66,560,852

Long-Term Liabilities
Line of Credit from NHI, Net of Current Portion	15,000,000	15,846,982
Operating Lease Liabilities, Net of Current Portion	226,578,554	257,746,320
Notes Payable, Net of Current Portion	—	46,417
Deposits on Occupancy Agreements	5,143,604	3,490,177
Refundable Occupancy Fees	350,041,684	333,102,724
Deferred Revenues, Net of Current Portion	8,257,749	8,326,424
Deferred Rebates, Net of Current Portion	29,280	—
Distributions Payable	3,387,401	3,278,481
Total Long-Term Liabilities	608,438,272	621,837,525

Total Liabilities	679,813,230	688,398,377

Members' Deficit	(294,675,255)	(288,287,915)

TOTAL LIABILITIES AND
MEMBERS' DEFICIT	$385,137,975	$400,110,462

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2023, 2022 and 2021

	2023	2022	2021
Revenues
Service Fees	$151,703,754	$136,158,132	$121,091,738
Net Occupancy Fees Earned	18,193,791	17,975,962	15,784,754
Ancillary Income	1,866,121	1,460,103	1,474,317
Revenues, Net	171,763,666	155,594,197	138,350,809

Expenses
Operating Expenses	108,807,507	102,222,306	92,783,364
General and Administrative Expenses	14,322,792	13,237,789	12,529,692
Lease Expense	47,591,274	47,591,274	47,591,274
Depreciation and Amortization	6,329,357	6,043,090	5,401,852
Total Expenses	177,050,930	169,094,459	158,306,182

Loss from Operations	(5,287,264)	(13,500,262)	(19,955,373)

Other Income (Expense)
HHS Provider Relief Funds	—	—	409,753
Interest Income	410,527	97,784	34,217
Interest Expense	(1,752,445)	(1,556,685)	(998,519)
Gain (Loss) on Disposal of Assets	10,500	26,000	(105,828)
Other Income	231,342	—	24,044
Other Expense	—	(55,618)	—
Other Income (Expense), Net	(1,100,076)	(1,488,519)	(636,333)

Net Loss	$(6,387,340)	$(14,988,781)	$(20,591,706)

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members' Deficit
For the Years Ended December 31, 2023, 2022 and 2021

Balance at January 1, 2021	$(252,271,568)

Net Loss	(20,591,706)
Distributions to Members	(435,860)

Balance at December 31, 2021	(273,299,134)

Net Loss	(14,988,781)

Balance at December 31, 2022	(288,287,915)

Net Loss	(6,387,340)

Balance at December 31, 2023	$(294,675,255)

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2023, 2022 and 2021

	2023	2022	2021
Cash Flows from Operating Activities
Net Loss	$(6,387,340)	$(14,988,781)	$(20,591,706)
Adjustments to reconcile net loss
to net cash used in operations:
Depreciation and Amortization Expense	6,329,357	6,043,090	5,401,852
Amortization of Right-of-Use Assets	26,164,866	24,144,196	22,396,590
Amortization of Deferred Commissions	3,724,888	3,423,710	2,958,247
Amortization of Deferred Rebates	(9,760)	—	—
Amortization of Occupancy Fees	(18,193,791)	(17,975,962)	(15,784,754)
Provision for Bad Debt	494,976	905,175	668,201
(Gain) Loss on Disposal of Assets	(10,500)	(26,000)	105,828
Interest Income Accrued to Lease Deposits	(353,386)	(36,786)	(26,186)
Interest Expense Accrued to Distribution Payable	108,920	10,670	8,158
Interest Expense Accrued to Line of Credit	—	1,281,359	785,435
(Increase) Decrease in:
Accounts Receivable	(1,288,165)	(1,934,231)	(934,126)
Accounts Receivable - Other	(162,839)	(143,901)	159,944
Deferred Commissions	(4,055,534)	(3,817,384)	(4,730,271)
Prepaid Expenses and Other Current Assets	35,493	(68,374)	(144,905)
Increase (Decrease) in:
Accounts Payable	(197,206)	1,064,118	(1,631,132)
Accounts Payable - Related Parties	(3,946,690)	2,873,794	1,819,596
Monthly Service Fees Received in Advance	(285,877)	(481,561)	54,936
Accrued Expenses	2,037,507	938,377	979,873
Deferred Rebates	48,800	—	—
Operating Lease Liabilities	(27,410,084)	(23,762,137)	(19,952,368)
Resident Deposits	74,230	375,370	450,429
Deposits on Occupancy Agreements	1,653,427	(1,321,700)	(321,972)
Net Cash Used In Operating Activities	(21,628,708)	(23,496,958)	(28,328,331)

Cash Flows from Investing Activities
Additions to Property and Equipment	(11,823,921)	(8,951,541)	(9,220,247)
Cash Advances to Related Parties	(17,124,863)	(15,894,252)	(14,891,608)
Repayment of Cash Advances by Related Parties	17,124,863	15,894,252	14,891,608
Net Proceeds from Sale of Assets	10,500	26,000	1,800
Net Cash Used in Investing Activities	(11,813,421)	(8,925,541)	(9,218,447)

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 2023, 2022 and 2021

	2023	2022	2021
Cash Flows from Financing Activities
Occupancy Fees Received	$76,808,550	$75,742,048	$87,921,723
Occupancy Fees Refunded	(38,947,857)	(48,712,622)	(54,600,189)
Principal Payments on Notes Payable	(53,335)	(88,688)	(187,471)
Principal Payments on Notes Payable - Related Party	(675,000)	—	—
Proceeds from Line of Credit from NHI	4,153,018	7,000,000	1,500,000
Repayment of Line of Credit from NHI	(3,750,000)	(2,000,000)	(4,000,000)
Cash Advances from Related Parties	4,139,925	4,036,770	4,272,309
Repayment of Cash Advances from Related Parties	(4,139,925)	(4,036,770)	(4,272,309)
Distributions to Members		—	(435,860)
Net Cash Provided by Financing Activities	37,535,376	31,940,738	30,198,203

Net Increase (Decrease) in Cash, Cash Equivalents and
Restricted Cash	4,093,247	(481,761)	(7,348,575)

Cash, Cash Equivalents and Restricted Cash
at Beginning of Year	3,852,107	4,333,868	11,682,443

Cash, Cash Equivalents and Restricted Cash
at End of Year	$7,945,354	$3,852,107	$4,333,868

Supplemental Cash Flow Information:

Cash paid for interest expensed	$1,643,525	$264,656	$204,926

Cash paid for amounts included in the measurement of
lease liabilities:
Operating cash flows from operating leases	$48,799,870	$47,518,160	$45,208,130

Significant non-cash transactions:
Interest expense accrued to line of credit	$—	$1,281,359	$785,435
Right-of-Use Assets - Operating Leases value modified	$—	$—	$(1,016,958)
Operating Lease Right-of-Use Liability modified	$—	$—	$(1,016,958)

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Senior Living Communities, LLC (the Company) was organized November 1, 2005, for the purpose of developing and operating continuing care retirement communities (CCRCs) located in the United States. It operates as a limited liability company (LLC) in accordance with and pursuant to the North Carolina Limited Liability Company Act, and its members have limited personal liability for the obligations or debts of the entity. Only one class of member’s interest exists.

These consolidated financial statements include the accounts of Senior Living Communities, LLC and its subsidiaries - BrightWater Retirement, LLC; Cascades Retirement, LLC; Cascades Nursing, LLC; Charlotte Assisted Living, LLC; Evergreen Woods Retirement, LLC; Homestead Hill Retirement, LP; Litchfield Retirement, LLC; Marsh’s Edge, LLC; Osprey Village at Amelia Island, Ltd.; Ridgecrest Retirement, LLC and Summit Hills, LLC. All material intercompany transactions and accounts are eliminated in consolidation.

Limited Liability Company / Income Taxes - The Company has elected to file its income tax return on the accrual basis as a partnership for federal and state income tax purposes. As a result, the Company’s taxable earnings or losses are passed through to the Company’s members who are then taxed based on their allocable share of such taxable earnings or losses. Accordingly, no provision or benefit for federal or state income taxes has been reported by the Company. The Company is no longer subject to income tax examinations by tax authorities for 2019 and prior years.

As an LLC, each member’s liability is limited to amounts reflected in their respective member capital accounts.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain accounts in the prior year financial statements may have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

Cash and Cash Equivalents - The Company considers all highly liquid unrestricted investments with maturities of three months or less to be cash. Cash equivalents consist of a money market fund at December 31, 2023. The Company had no cash equivalents at December 31, 2022 or 2021.

Accounts Receivable and Allowance for Credit Losses - Accounts receivable are reported net of an allowance for credit losses. On a periodic basis, management evaluates the adequacy of the Company’s allowance for credit losses using historical payment trends, write-off experience, review of specific accounts and analyses of economic conditions. The allowance for credit losses is adjusted as necessary.

Accounts receivable includes amounts due from third-party payors. Billings for services under third-party payor programs are recorded at amounts expected to be collected. Subsequent positive or negative adjustments are recorded when known. Contractual or cost-related adjustments from Medicare are accrued when assessed. Gross amounts due from third-party payors at December 31, 2023 and 2022 are $5,078,597 and $4,397,949, respectively.

Inventory - Inventories are stated at cost determined on the first-in, first-out basis.

Property and Equipment - Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized while replacements, maintenance, and repairs which do not improve or extend the useful lives of the assets, are expensed. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and resulting gains and losses are included in the consolidated statements of operations.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Commissions - The Company pays commissions on all occupancy agreements. The Company will occasionally provide move-in services or other incentives to residents to sign an occupancy agreement for independent living units. In accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, incremental costs of entering into contracts with customers are recognized as an asset and amortized over the expected life of the contracts.

The nonrefundable portion of occupancy fees received from independent living residents prior to moving into the community is earned over a five-year amortization period. The related costs are expensed on a straight-line basis over the same five-year amortization period. If a resident moves out prior to the end of the five-year period, the remaining costs are expensed in the same period. Amortization of these costs is included in general and administrative expenses. Accumulated amortization of deferred commissions at December 31, 2023 and 2022 is $11,797,343 and $10,484,738, respectively.

The Company expenses as incurred costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under ASC 340, Other Assets and Deferred Costs, because these contracts are considered contracts that are renewed monthly.

Goodwill - The Company follows Accounting Standards Update (ASU) 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This ASU requires entities to calculate impairment as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The ASU requires the same test be applied to goodwill for all reporting units, even those with zero or negative carrying amounts and requires entities to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

For the years ended December 31, 2023, 2022, and 2021, no impairment of goodwill was identified.

Compensated Absences - Employees of the Company are entitled to paid time off depending upon job classification, length of service, and other factors. The amount of paid time off earned but not taken by employees is recorded as a current liability on the consolidated balance sheets. The amount reflects as of December 31, 2023 and 2022, all unused time off employees have earned at their current rate of pay that would be payable upon termination under the Company’s payout policy. The applicable share of employer-related taxes payable on the eventual payments has not been accrued as it is not practicable for the Company to estimate. The Company’s policy is to recognize the employer-related taxes when the payment is made to the employee. Accrued paid time off included in accrued expenses at December 31, 2023 and 2022 is $1,689,007 and $1,733,807, respectively.

Self-Insurance - The Company has established a self-insured health plan for the benefit of its employees and those of related parties (see Note P). Under the plan, the Company covers health claims for participants up to certain limits. Claims in excess of these limits are insured with stop-loss insurance. Claims paid by the plan are pooled and allocated to each participating entity based on its respective number of participants in the plan.

The Company has accrued a liability it believes is adequate to cover the outstanding claims and claims that have been incurred but not yet reported based on historical experiences, changes in medical costs, and changes in the number and age of plan participants. Any subsequent changes in estimate are recorded in the period in which they are determined.

Obligation to Provide Future Services (FSO) - The Company periodically calculates the present value of the net cost of future services and use of facilities to be provided to current residents and compares that amount with the balance of deferred revenue from nonrefundable entrance fees. If the present value of the net cost of future services and use of facilities exceeds the unamortized deferred revenue from nonrefundable entrance fees, a liability is recorded (FSO) with a corresponding charge to income. No FSO liability has been recorded as of December 31, 2023 and 2022, because the present value of the net cost of future services and use of facilities is less than the deferred revenue from entrance fees.

Revenue Recognition - The Company offers various forms of contracts (occupancy agreements) with independent living residents which require an entrance fee to be paid upon moving into its communities. The nonrefundable portion of the occupancy fee paid represents contract revenues to be recognized over the expected length of time a resident will reside in the community’s independent living. Monthly service fees are revenues associated with the contracts with residents and are billed monthly in advance. The Company recognizes revenue from monthly service fees as services are provided to residents

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

under guidance that applies to contracts that are monthly with the option to renew. Monthly service fee revenue is recognized at the billing rates that the Company establishes from time to time.

Ancillary income is recognized from services provided to residents on an “as needed” basis and for which a separate charge is assessed and billed in arrears. See Note M for further discussion of the Company’s revenues.

Government Grants - The Company recognizes income from government grants over the periods in which it recognizes the related expenses for which the grants are intended to cover when there is reasonable assurance of compliance with the applicable terms and conditions of the grants received.

Leases - On December 17, 2014, the Company entered into a master lease agreement with National Health Investors, Inc. This master lease has an initial lease term that is set to expire on December 31, 2029, and has two options to extend the lease for an additional five years with each extension. On November 8, 2016, Senior Living Communities, LLC entered into a lease agreement with NHI-REIT of Evergreen, LLC for another community. This lease has an initial lease term that is set to expire on December 31, 2029 and has two options to extend the lease for an additional five years each. On June 28, 2019, Senior Living Communities, LLC entered into a lease agreement with NHI-REIT of Axel, LLC for an additional community. This lease has an initial lease term that is also set to expire on December 31, 2029, and has two options to extend the lease for an additional five years each. On April 14, 2021, the Company and NHI-REIT of Axel, LLC agreed to an amendment of the lease agreement to modify the total base rent due and payment terms. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it has with National Health Investors, Inc.

Following ASC 842, Leases, the Company determines whether an arrangement is or contains a lease at lease inception. Operating leases are included in operating lease right-of-use (ROU) assets, current operating lease liabilities and non-current operating lease liabilities in the consolidated balance sheets. The ROU asset represents the Company’s right to use the leased assets over the term of the lease. Lease liabilities represent the Company’s obligations to make lease payments over the term of the lease.

For operating leases, the Company determines the present value of the lease payments over the lease term, including any renewal periods that they are reasonably certain they will exercise. To determine the present value of the lease payments, the Company uses the rate implicit in the lease if it is determinable. When the rate implicit in the lease is not determinable, the Company uses its incremental borrowing rate at the commencement date of the lease. Lease expense is recognized on a straight-line basis over the lease term. The Company has elected not to recognize an asset or obligation for leases with an initial term of twelve months or less. The expense associated with short-term leases is included in operating expenses in the consolidated statements of operations.

For finance leases, after lease commencement the lease liability is measured on an amortized cost basis and increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest on the lease liability is determined each period during the lease term as the amount that results in a constant period discount rate on the remaining balance of the liability. The ROU asset is subsequently measured at cost, less any accumulated amortization and any impairment losses. Amortization is recognized over the period from commencement of the lease to the earlier of the end of the useful life of the asset or end of the lease term. The discount rate used by the Company for the finance leases is the Company’s incremental borrowing rate as determined at lease inception.

If a lease arrangement includes both lease and non-lease components, where the Company is the lessee, the components are accounted for separately.

See Note O for further discussion of the Company’s leases.

Advertising - The Company expenses advertising costs when the advertising first takes place. Consolidated advertising expenses for the years ended December 31, 2023, 2022, and 2021 are $826,974; $1,051,449 and $1,277,134, respectively.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments - ASC 820, Fair Value Measurement, defines fair value and establishes a three-level valuation framework and hierarchy for disclosure of fair value measurements. That framework prioritizes the inputs to valuation used to measure fair value of an asset or liability as of the measurement date. The hierarchy gives the highest priority to the lowest level of input that is significant to the fair value measurement.

The three levels are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2 - Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash, cash equivalents, and occupancy fee deposits in escrow are carried at amounts considered by management to approximate fair value because of their short-term nature.

NOTE B - CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The Company maintains various escrow accounts. Occupancy Fee Deposits in Escrow represent escrow accounts required to be maintained per lease agreements with National Health Investors, Inc. or in accordance with state regulation. This restricted cash account is reported on the consolidated balance sheets as a current asset.

The Operating Reserve Escrow represents funds contributed by the Company since it began operating the Evergreen Woods community to a reserve fund escrow account required by Connecticut state law to cover certain debt obligations and operating costs of the community. This restricted cash account is reported on the consolidated balance sheets as a noncurrent asset.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows:

	2023	2022
Cash	$3,183,722	$2,563,974
Cash Equivalents - Money Market Account	3,027,789	—
Occupancy Fee Deposits in Escrow	1,298,843	1,018,133
Operating Reserve Escrow	435,000	270,000
Total Cash, Cash Equivalents and Restricted Cash as shown in the Statements of Cash Flows	$7,945,354	$3,852,107

NOTE C - CONCENTRATIONS

Senior Living Communities, LLC and its subsidiaries maintain their cash balances at one bank under a sweep account arrangement. The operating accounts of Senior Living Communities, LLC and each of its participating subsidiaries are zero balance accounts. The daily ending balance of each account is cleared by sweep transfers to a master account held by Senior Living Communities, LLC. Funds held in the master account are owned by the respective entities, and Senior Living Communities, LLC is the custodian. When funds are required in the operating accounts to clear checks and other disbursements, the necessary amounts are automatically transferred from the master account back to the operating accounts.

Deposit insurance through the Federal Deposit Insurance Corporation is a function of ownership of the funds on deposit. Each entity participating in the master account is entitled to its own separate deposit insurance up to $250,000. At times, the balances may exceed the insured amounts. The Company periodically reviews the financial condition of the institutions and believes the risk of loss to be minimal.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE D - ACCOUNTS RECEIVABLE - OTHER

Claims submitted to insurance for property damages and other costs at December 31, 2023 and 2022 total $423,937 and $183,385, respectively.

At December 31, 2023 and 2022, the Company expects to be reimbursed by the stop-loss insurer for health claims paid in excess of its self-insured limits $0 and $87,329, respectively.

NOTE E - CONSTRUCTION IN PROGRESS

The Company has expansion projects at several communities. The projects include cottages, villas, and other improvements. Costs related to the construction are allocated to the specific project or unit under construction, including interest on any portion of the line of credit specified for construction. Once the unit has received its certificate of occupancy or the renovation project is complete, the total cost is removed from construction in progress and is included in leasehold improvements.

NOTE F - GOODWILL

Goodwill as reported in the consolidated balance sheets is comprised of goodwill associated with two reporting units with negative carrying values – Marsh’s Edge, LLC and Evergreen Woods Retirement, LLC. Goodwill was recorded in these units when the operations of the two communities were acquired, and liabilities assumed exceeded assets transferred in the acquisition. Total goodwill of Marsh’s Edge, LLC is $27,886,228, and total goodwill of Evergreen Woods Retirement, LLC is $56,089,440 at December 31, 2023 and 2022.

NOTE G - DEFERRED COMMISSIONS

The Company pays commissions and other move-in incentives directly tied to occupancy agreements that are signed with independent living residents and that require occupancy fees to be paid in advance. Management believes these are recoverable costs. Therefore, the Company has capitalized them as deferred commissions in the accompanying consolidated balance sheets. These costs are amortized over the estimated period the Company will provide services to the residents and over which it earns the nonrefundable portion of occupancy fees received upon move-in. Based on the average residency of an independent living resident across all communities operated by Senior Living Communities, LLC, the Company expects this to be five years from the date the resident moves in. The related costs are expensed on a straight-line basis over the same five-year amortization period and included in general and administrative expenses in the accompanying consolidated statements of operations. The Company expenses any unamortized costs related to a contract with a resident who moves out prior to the end of the five-year amortization period to general and administrative expenses. Amortization of deferred commissions for the years ended December 31, 2023, 2022 and 2021 is $3,724,888; $3,423,710 and $2,958,247, respectively.

The Company expenses as incurred all incremental costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under ASC 340, Other Assets and Deferred Costs, because these contracts are considered rental agreements that are renewed monthly.

NOTE H - CONTINGENCIES

The Company is subject to certain lawsuits occurring in the normal course of its business. The Company maintains general liability and professional liability insurance policies it believes are appropriate based on the nature and risks of its business. The policies provide coverage on a claims-made basis and are subject to certain deductibles. Through consultation with legal counsel and an analysis of historical experience, management accrues estimated expected losses related to deductible amounts from both asserted and incurred but not reported claims. The Company routinely reviews the adequacy of its insurance coverage and its accruals for any losses not covered by insurance. As of December 2023 and 2022, the Company accrued reserves of $3,276,000 and $1,565,000, respectively, under such insurance policies.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE I - LINE OF CREDIT FROM NHI

National Health Investors, Inc. has provided a line of credit to Senior Living Communities, LLC to be used for various construction projects and to provide working capital, as necessary, through the expiration of the master lease (“Maturity Date”).

In 2019, the loan agreement was modified to provide the Company a maximum amount of $15,000,000. In March of 2021, the loan agreement was modified to provide the Company a maximum amount of $20,000,000 through December 31, 2022, and $15,000,000 thereafter. In November of 2022, the loan agreement was modified to provide the Company $20,000,000 through December 31, 2024, and $15,000,000 thereafter.

Interest on the outstanding principal balance of the loan accrues at a fixed per annum rate of eight percent. Prior to the third loan modification agreement, effective November 31, 2022, interest accrued at a floating per annum rate of the Ten Year Treasury Note Rate plus six percent (6%). On the first business day of each month thereafter, the Company shall pay to the landlord (a) accrued interest at the Note Rate based upon the principal outstanding during the Interest Accrual Period and (b) any other amounts due under the Loan Documents.

The Company has the option of capitalizing the interest hereunder by adding it to the principal balance each month and paying it on the Maturity Date. Principal payments under a Working Capital Loan shall be due on the first day of the month following receipt by the landlord of the Company’s consolidated quarterly financial statements in an amount equal to one hundred percent (100%) of the consolidated operating net income as shown in such consolidated quarterly financial statements. In addition, a principal payment in the dollar amount necessary to reduce the outstanding principal to $15,000,000 shall be due and payable on December 31, 2024. Thereafter, the maximum amount available to the Company will be $15,000,000. Outstanding advances at December 31, 2023 and 2022 under this agreement are $16,250,000 and $15,846,982, respectively.

NOTE J - NOTES PAYABLE

The following are the amounts outstanding as of December 31:

	2023	2022

An unsecured note payable to a related party, interest to accrue at the One Month LIBOR Index Rate plus 1% per annum, all outstanding principal and accrued interest due on demand.	$—	$675,000

A note payable to a bank, monthly payments of $965,including interest at 4.20%, all outstanding principal and interest due September 16, 2023, secured by vehicles.	—	8,531
Notes payable to a financing company, monthly payments of $3,942, including interest at 3.5%, all outstanding principal and interest due December 18, 2024, secured by vehicles.	46,417	91,221
Total	46,417	774,752
Less amounts due within one year	(46,417)	(728,335)
Long-term notes payable	$—	$46,417

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE J - NOTES PAYABLE (Continued)

Future minimum payments under long-term notes payable as of December 31, 2023 are:

Year Ending December 31	Amount
2024	$46,417
2025	—
2026	—
2027	—
2028	—
Thereafter	—
Total	$46,417

NOTE K - REFUNDABLE OCCUPANCY FEES

Senior Living Communities, LLC and its subsidiaries recognize a long-term liability for the refundable portions of occupancy fees received from residents. Under the terms of the occupancy agreements and the master lease with the landlord, the refunds are to be made from occupancy fees collected from replacement residents. Certain refund obligations are secured by mortgages from the landlord.

The Company offers three forms of occupancy agreements: the “90% Minimum Refund Plan,” the “60% Minimum Refund Plan,” and the “Endowment Plan.” The Company has also offered a “100% Minimum Refund Plan.” The “100% Minimum Refund Plan” and the “90% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 100% or 90% of the original occupancy fee paid by the resident, respectively, regardless of when the resident subsequently moves out of the home. The “60% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 90%, 80%, or 70% of the original occupancy fee paid by the resident if the resident moves out of the home in the 1st, 2nd or 3rd year, respectively, after becoming a resident. In the 4th year or thereafter, the resident is entitled to a 60% refund of the occupancy fee paid. The “Endowment Plan” occupancy agreements provide for repayment to the resident of 90% of the original occupancy fee paid by the resident if the resident moves out of the home within the first six months of becoming a resident. After six months, the refundable portion is reduced each month by 2% of the total occupancy fee paid by the resident until the refundable portion is reduced to zero. For all of these plans, the refund is payable upon the earlier of securing a substitute resident who pays to the Company the then applicable occupancy fee or five years from the date the resident moves out.

The community operated by Evergreen Woods Retirement, LLC previously offered an occupancy agreement that provides for a refund of 70% of the occupancy fee paid by the resident, regardless of when the resident moves out of the home. The refund obligation is usually due thirty days after a substitute resident has paid the Company the applicable occupancy fee. However, some of these occupancy agreements provide for the refund to be paid one year, eighteen months, or three years after the resident has moved out, even if the unit has not been reoccupied.

Some of the residents of the community operated by Cascades Retirement, LLC were residents prior to the acquisition by Senior Living Communities, LLC in 2010. The occupancy agreements with these residents provide for a refund of 90% of the occupancy fee received from the substitute resident.

NOTE L - DEFERRED REVENUES

A portion of the occupancy fee received from residents represents payment for future services and therefore is nonrefundable. The nonrefundable portion is recorded as deferred revenue and recognized as earned revenue over a period of five years from the resident’s move-in date, which approximates the average residency of the communities’ residents in independent living. For “60% Minimum Refund Plans” and “Endowment Plans,” the deferred revenue is adjusted as amounts become nonrefundable under the terms of the occupancy agreements. The current portion of nonrefundable occupancy fees to be recognized as revenue in future periods under existing occupancy fee contracts as of December 31, 2023 and 2022 are $12,549,243 and $11,645,528, respectively. Periodically, the Company re-evaluates the appropriate revenue recognition period for income earned from these contracts.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE M - REVENUE

Significant Accounting Policies and Nature of Services

Senior Living Communities, LLC operates ten senior living communities in five states through its subsidiaries. Evergreen Woods Retirement, LLC operates in Connecticut. Charlotte Assisted Living, LLC; Homestead Hill Retirement, LP and Ridgecrest Retirement, LLC operate in North Carolina. BrightWater Retirement, LLC; Cascades Retirement, LLC and Cascades Nursing, LLC; Litchfield Retirement, LLC; and Summit Hills, LLC operate in South Carolina. Marsh’s Edge, LLC operates in Georgia. Osprey Village at Amelia Island, Ltd. operates in Florida.

The Company derives all of its revenues from providing an array of services to residents over the period of their residency in the communities. Such services include residential, social, wellness, dining, housekeeping, and healthcare in accordance with occupancy agreements which specify the obligations of the CCRC to the resident. Generally, the communities offer a continuum of level of care units available for residents to reside: independent living, assisted living, memory care, and skilled nursing. Charlotte Assisted Living, LLC only offers assisted living and memory care. Evergreen Woods Retirement, LLC and Ridgecrest Retirement, LLC do not offer memory care. Ridgecrest Retirement, LLC and Osprey Village at Amelia Island, Ltd. do not offer skilled nursing.

The Company offers various forms of contracts for its independent living residents. With the exception of Ridgecrest Retirement, LLC, all communities offer Type C – Fee-for-Service Contracts, which require an entrance fee upon moving into the community, and market rates are charged for health care services on an “as needed” basis. Evergreen Woods Retirement, LLC also offers Type A – Life Care Contracts (“Traditional Plans”), which also require an entrance fee upon moving into the community but provide for skilled nursing services at the same rate that the resident would pay for independent living services plus fees for extra meals and other supplies and services, provided certain conditions are met. Ridgecrest Retirement, LLC only offers Type D – Rental Agreements where no entrance fee is paid and market rates are charged for health care services on an “as needed” basis. Type D contracts are offered at other communities in a limited capacity. For contracts that require an entrance fee to be paid upon move-in, the nonrefundable portion of the occupancy fee paid represents contract revenues to be recognized over the expected length of time a resident will reside in the community’s independent living.

When a resident signs a “90% Minimum Refund Plan,” a “60% Minimum Refund Plan,” or an “Endowment Plan” occupancy agreement, the Company charges the resident a monthly service fee for services provided to these residents at the billing rates that the Company establishes from time to time. This service fee is charged for the programs and services provided by the community, including emergency call and fire alarm system monitoring, cable, utilities, daily meal services, weekly housekeeping services, pest control, grounds keeping, social and wellness programming, parking, and priority admission status to healthcare units. Healthcare services are not included.

When a resident signs a “Traditional Plan” occupancy agreement with Evergreen Woods Retirement, LLC, the monthly service fee charged to the resident includes the same services as the other plans plus nursing care in the Health Center for ninety (90) cumulative days without relinquishing their independent living residence. Charges for nursing care beyond the 90 days are dependent upon relinquishing the independent living residence. Therapy, pharmaceutical and medical supplies, personal laundry, and equipment rental during the healthcare stay are not included, and additional charges at current market rates are charged for these.

For all Type D contracts, a nominal, nonrefundable community fee is charged to the resident upon entrance into the community and separate service fees are charged monthly. There is no refund due to a resident upon moving out. Under these contracts, a monthly service fee is charged for use of the premises and for the programs and services offered by the community.

For all Healthcare Rental Agreements, which are with residents who move into assisted living, memory care, or skilled nursing, a monthly service fee is charged for use of the premises and for the programs, services, and healthcare provided by the community, including direct care, emergency call and fire alarm system monitoring, cable, utilities, daily meal services, housekeeping services, grounds keeping, social and wellness programming, and local transportation.

The occupancy fee paid by residents gives the resident initial right to the premises and access to additional goods or services though the monthly service fee. At those communities where Type A, Type C and Type D contracts are offered, monthly service fees charged to residents under Type A or Type C contracts are lower than those associated with Type D contracts.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE M - REVENUE (Continued)

For Type A and Type C contracts, the fee associated with the occupancy agreement is higher on units with a higher percentage refund. The nonrefundable portion of the occupancy fee for these contracts is effectively an advance payment on those future services provided by the monthly service fees. As such, a portion is be recognized to revenue as those services are provided. For Type D contracts and Healthcare Rental Agreements, the resident receives the services at a standalone selling price for the service.

Monthly service fees are a component of revenue associated with the contracts with residents. The Company recognizes revenue from monthly service fees as services are provided to residents under guidance that applies to contracts that are monthly with the option to renew. Revenue is recognized at the billing rates that the Company establishes from time to time or at the rates established by Medicare for providing services to residents whose costs of care are to be reimbursed under the various programs Medicare administers. Ancillary income is recognized from services provided to residents on an “as needed” basis and for which a separate charge is assessed.

The nonrefundable portion of the occupancy fees paid represents contract revenues to be recognized over the expected length of time a resident is expected to live in the community’s independent living. The Company recognizes revenue by amortizing a portion of the nonrefundable entrance fee paid in advance for services to be provided over the residents’ expected period of residency. The initial nonrefundable portion is recorded as deferred revenue and is adjusted as additional amounts become nonrefundable under the terms of the occupancy agreements. This revenue is earned over a period of five years from the resident’s move-in date, which approximates the average residency of the residents in independent living across Senior Living Communities, LLC.

Certain occupancy agreements with residents of the community operated by Cascades Retirement, LLC require a repayment to former residents of 90% of the occupancy fee paid by replacement residents (see Note K). If the amount due to the former resident is less than the original occupancy fee paid to the Company, the Company recognizes a gain upon payment. If the amount due to the former resident exceeds the original occupancy fee paid to the Company, the Company recognizes a loss upon payment. These gains and losses are included in Net Occupancy Fees Earned. During the years ended December 31, 2023, 2022 and 2021, net loss on the payment of refunds in excess of occupancy fees originally paid total $841,808; $382,881 and $130,121, respectively.

Disaggregation of Revenue

All revenue is earned as services are provided over time.

	2023	2022	2021
Service Fees:
Independent Living	$76,401,311	$70,972,275	$62,955,679
Assisted Living	25,799,029	24,133,622	20,106,223
Memory Care	10,992,903	9,673,365	9,936,708
Skilled Nursing	37,987,685	30,908,322	27,484,498
Other	522,826	470,548	608,630
Total Service Fees	151,703,754	136,158,132	121,091,738
Net Occupancy Fees Earned	18,193,791	17,975,962	15,784,754
Ancillary Income	1,866,121	1,460,103	1,474,317
Total Revenues	$171,763,666	$155,594,197	$138,350,809

Skilled nursing service fees are further disaggregated by payor type:

	2023	2022	2021
Medicare	$20,533,989	$15,569,670	$14,199,539
Private Pay	15,507,096	13,302,298	11,448,521
Other Third-Party Payors	1,946,600	2,036,354	1,836,438
Total Skilled Nursing Service Fees	$37,987,685	$30,908,322	$27,484,498

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE M - REVENUE (Continued)

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or are partially unsatisfied at the end of the reporting period related to the expected nonrefundable portion of occupancy fees paid in advance under Type A and Type C contracts:

Year Ending December 31	Amount
2024	$16,817,276
2025	14,688,328
2026	11,199,027
2027	6,613,551
2028	2,577,516
Total	$51,895,698

Contract Balances

Invoices are sent to residents on the 20th of the month for the following month’s monthly service fee and for the prior month’s ancillary services that were provided. Medicare is billed in arrears. Amounts due from residents for the prior month’s ancillary services, any unpaid monthly service fees for which services have been provided, and the amounts due from Medicare are included in accounts receivable in the accompanying consolidated balance sheets. The Company also records an allowance for credit losses based on its analysis of collectability. The Company records deferred commissions for costs related to occupancy agreements that require occupancy fees to be paid in advance by residents who move into independent living.

The Company records a liability for amounts paid in advance by residents for monthly service fees as well as for refundable occupancy fees and nonrefundable occupancy fees received in advance. Refundable occupancy fees represent amounts due to residents as of December 31 if the resident were to move out of the community. Deferred revenues represent the portion of the occupancy fees received from residents in advance that is nonrefundable as of December 31 that represents advanced payments for services to be provided over the full duration of their residency.

The following table provides information about contract assets and liabilities related to occupancy agreements with residents at December 31:

	2023	2022
Contract Assets:
Receivables, which are included in Accounts Receivable, Net	$4,365,945	$3,572,756
Deferred Commissions, Net	8,823,296	8,492,651

Contract Liabilities:
Monthly Service Fees Received in Advance	$345,407	$631,284
Resident Deposits	1,573,576	1,499,346
Deposits on Occupancy Agreements	5,143,604	3,490,177
Current Portion of Refundable Occupancy Fees
which are included in Accounts Payable or Accrued Expenses	7,748,672	5,855,769
Refundable Occupancy Fees not currently due	350,041,684	333,102,724
Deferred Revenue, Current Portion	12,549,243	11,645,528
Deferred Revenue expected to be recognized subsequent to
December 31 of the following year	8,257,749	8,326,424

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE M - REVENUE (Continued)

Significant changes in the contract assets during the year ended December 31 are as follows:

Contract Assets:
Receivables:	2023	2022
Increase (decrease) from revenue billed but not collected	$861,853	$1,335,410
(Increase) decrease in Allowance for Credit Losses	(80,671)	(56,074)
Deferred Commissions
Increase for commissions capitalized	4,055,534	3,817,384
Decrease for amortization and other write-offs	(3,724,888)	(3,423,710)

The following table represents the changes in credit losses on accounts receivable for the years ended December 31:

	2023	2022	2021
Allowance for credit losses, beginning of year	$1,260,427	$1,204,353	$617,400
Provision recorded to Operating Expenses	494,976	905,175	668,201
Write-offs	(498,314)	(858,087)	(94,877)
Recoveries	84,010	8,986	13,629
Allowance for credit losses, end of year	$1,341,099	$1,260,427	$1,204,353

Significant changes in the contract liabilities during the year ended December 31 are as follows:

	2023	2022
Contract Liabilities:
Increase (decrease) in cash received, excluding amounts recognized
as revenue during the year	$(211,647)	$(106,191)
Increase for Occupancy Fees received from independent
living residents less amounts recognized as revenue
during the year	58,614,759	57,766,086
Decrease for Occupancy Fees refunded to former independent
living residents	(38,947,857)	(48,712,622)

The Company applies the practical expedient permitted in ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

NOTE N - 401(k) PLAN

The Company has established a 401(k) plan for the benefit of its eligible employees and the eligible employees of its subsidiaries and related companies. Employees who are 21 years of age or older are immediately eligible to participate in the plan and are eligible for matching contributions. Employees become fully vested in the employer contributions to the plan after one year of service. The Company’s matching contribution equals 20% of up to 5% of compensation. Consolidated employer matching contributions for the years ended December 31, 2023, 2022 and 2021 are $344,957; $327,509 and $290,435, respectively.

NOTE O - LEASES

Senior Living Communities, LLC leases most of its senior housing communities under one master lease agreement. Additionally, the Company leases two other communities outside of the master lease agreement. The initial lease term for all of these leases is set to expire on December 31, 2029. All include an option to renew for two additional five-year terms. Under the agreements, the Company is responsible for all operating costs, maintenance and repairs, insurance, and property taxes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE O - LEASES (Continued)

Additionally, Senior Living Communities, LLC and its subsidiaries lease various types of equipment with terms ranging from month-to-month to four years.

The components of rent expense for the year ended December 31 are as follows:

	2023	2022	2021
Operating Lease Cost - Facility, reported as Rent Expense	$47,591,274	$47,591,274	$47,591,274
Variable Lease Cost - Facility
Property Insurance, reported as Insurance	1,801,088	1,522,579	1,452,507
Property Taxes, reported as Property Taxes	6,639,427	6,278,985	6,182,227
Operating Lease Cost - Equipment, reported as
Administrative and Overhead	36,036	67,367	67,365
Short-term Lease Costs, reported as Skilled Nursing	102,045	77,727	91,226
Total Lease Costs	$56,169,870	$55,537,933	$55,384,599

Supplemental consolidated balance sheet information related to leases for the year ended December 31 are as follows:

	2023	2022
Operating Leases:
Operating Lease Right-of-Use Asset	$330,811,682	$330,986,718
Accumulated Amortization	(112,884,911)	(86,895,081)
Operating Lease Right-of-Use Asset, Net	$217,926,771	$244,091,637

Current Operating Lease Liabilities	$31,171,847	$27,414,164
Noncurrent Operating Lease Liabilities	226,578,554	257,746,320
Total Operating Lease Liabilities	$257,750,401	$285,160,484

Other information:
Weighted average remaining lease term - operating leases	6.0 years	7.0 years
Weighted average discount rate - operating leases	8.00%	8.00%

The following is a consolidated schedule of future minimum base rental payments for the communities over the next five years and in total:

Year Ending
December 31	Amount
2024	$50,301,589
2025	51,810,636
2026	53,364,953
2027	54,965,902
2028	56,614,882
Thereafter	58,313,327
Total	$325,371,289

As of December 31, 2023, the Company has no operating leases that have not yet commenced.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE P - RELATED PARTY TRANSACTIONS

The Company participates in several transactions with individuals, corporations and other limited liability companies considered related due to common ownership and/or control.

Donald O. Thompson, Jr. owns 50% of the LLC membership interests of Senior Living Communities, LLC; Live Long Well Care, LLC; Stratford Retirement, LLC; Wellmore, LLC; and WDI Parent, LLC. Wellmore, LLC has two subsidiaries – Wellmore of Tega Cay, LLC and Wellmore of Lexington, LLC. WDI Parent, LLC has one subsidiary – Wellmore of Daniel Island, LLC. He is the manager of the aforementioned LLCs. He is also a 25% stockholder of Maxwell Group, Inc., holding all of the voting shares.

The Brenda U. Thompson Irrevocable Trusts for the benefit of Benjamin M. Thompson and Joshua E. Thompson, sons of Donald O. Thompson, Jr., each own 25% of the LLC membership interests of Senior Living Communities, LLC; Live Long Well Care, LLC; Stratford Retirement, LLC; WDI Parent, LLC and Wellmore, LLC and 25% of the shares of Maxwell Group, Inc. Donald O. Thompson, Jr. is the trustee of both trusts.

Additionally, Benjamin M. Thompson and Joshua E. Thompson each own 50% of the LLC membership interests of Wildewood Retirement, LLC and 12.5% of the shares of Maxwell Group, Inc.

David Jackson (Mr. Jackson) was an LLC member of Senior Living Communities, LLC through December of 2014.

Senior Living Communities, LLC maintains an escrow account for use by its subsidiaries for the acceptance of certain deposits from prospective new residents and to hold funds designated for refunds currently owed to former residents of the communities. In its capacity as the parent company, Senior Living Communities, LLC pays various expenses on behalf of its subsidiaries, principally rent, property taxes, and insurance. The subsidiaries also engage in certain intercompany advances and expense allocations.

Stratford Retirement, LLC; Wellmore of Daniel Island, LLC; Wellmore of Lexington, LLC; Wellmore of Tega Cay, LLC and Wildewood Retirement, LLC share certain expenses with Senior Living Communities, LLC throughout the year.

Maxwell Group, Inc. provides the subsidiaries of Senior Living Communities, LLC with management, employee recruitment, accounting, advertising, and creative services throughout the year.

Live Long Well Care, LLC, an affiliated company established to provide home health services to the residents of the retirement communities operated by Senior Living Communities, LLC and other related companies, and the subsidiaries of Senior Living Communities, LLC provide labor on a contract basis to each other to provide services to residents of the communities. They also share certain other expenses throughout the year.

Transactions and outstanding balances with other related parties during the years ended December 31, 2023, 2022 and 2021 included the following:

	2023	2022	2021
Distribution payable to Mr. Jackson, due upon
refund of Lease Deposit	$3,387,401	$3,278,481	$3,267,811

Note payable to Maxwell Group, Inc.	—	675,000	675,000

Interest paid on note payable to Maxwell Group, Inc.	41,046	22,132	15,776

Management fees and reimbursements of labor paid to
Maxwell Group, Inc.	17,802,492	7,830,459	10,648,375

Accrued management fees payable to Maxwell Group, Inc.	746,700	4,671,100	1,819,596

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE P - RELATED PARTY TRANSACTIONS (Continued)

	2023	2022	2021
Reimbursements of labor and other expenses received from:
Live Long Well Care, LLC	$5,844,368	$5,590,099	$5,603,531

Reimbursement of expenses received from:
Stratford Retirement, LLC	1,567,129	1,162,226	866,967
Wellmore of Daniel Island, LLC	1,614,794	1,893,625	1,645,355
Wellmore of Lexington, LLC	1,993,361	1,510,940	1,312,383
Wellmore of Tega Cay, LLC	1,798,934	1,622,074	1,608,874
Wildewood Retirement, LLC	1,960,804	1,695,131	1,479,634

NOTE Q - COVID-19 PANDEMIC

The World Health Organization declared the coronavirus (COVID-19) outbreak to be a pandemic on March 11, 2020. The Federal public health emergency for COVID-19 expired on May 11, 2023. The pandemic significantly disrupted the United States economy, the Company, and the senior living industry as a whole. Federal, state, and local governments enacted certain safety measures to help minimize the spread of the virus. Such safety measures specific to the senior living industry and the Company included, but were not limited to, restrictions on admissions, visitation, and communal activities; personal protection equipment requirements; and testing requirements, among others. The Company also implemented its own additional safety measures for the protection of its residents and team members. As a result of these factors, the Company encountered significant challenges with occupancy levels while also incurring significant additional operating costs and expenses.

In response to the economic effects of the pandemic, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) on March 27, 2020, which, among other economic stimulus measures, established the Provider Relief Fund, administered by the US Department of Health and Human Services (HHS), to assist healthcare providers in the battle against the pandemic. Grants received from the Provider Relief Fund were subject to the terms and conditions of the program. The funds could only be used to prevent, prepare for, and respond to COVID-19 by covering the costs of healthcare related expenses or reimbursing the Company for lost revenues that are attributable to COVID-19. The Company was required to report to the HHS on the use of the grants, which is subject to audit. During the year ended December 31, 2021, the Company accepted $409,753 of cash for grants from the Provider Relief Fund, all of which was recognized as other income in the period received based upon the Company’s estimate of its satisfaction of the underlying terms and conditions.

Georgia’s American Rescue Plan Act State Fiscal Recovery Fund established a grant program to reimburse operators of assisted living communities and personal care homes for eligible expenditures to prevent or mitigate the spread of transmission of COVID-19 incurred between March 3, 2021 and December 1, 2022. During 2023, the Company’s application was approved, and the Company received a grant of $100,000, all of which has been recognized as other income based upon the Company’s estimate of its satisfaction of the underlying terms and conditions.

NOTE R - OTHER INCOME

In addition to the grant received from the state of Georgia described in Note Q, certain communities operated by the Company in Connecticut and South Carolina, as customers of utility companies in those states, were members of class action lawsuits eligible for settlements with the utilities. Other Income for the year ended December 31, 2023, includes $93,207 received from the settlement of the class action lawsuits.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2023 and 2022

NOTE S - SUBSEQUENT EVENTS

The Employee Retention Credit (ERC) was established by the CARES Act and further amended by the Consolidated Appropriations Act (CAA) and the American Rescue Plan (ARP) to assist businesses that were negatively impacted by COVID-19 to retain their employees. In December of 2023, the Company assessed its eligibility to receive this credit and submitted its application for credit in the amount of $3,137,073. As of December 31, 2023, the Internal Revenue Service had not yet processed the Company’s application for credit. Due to various rule changes in the program since inception and the uncertainty regarding the ultimate credit the Company might receive, the Company will follow the guidance in ASC 450-30 Contingencies – Gain Contingencies and will not recognize the gain resulting from the employee retention credit until all uncertainties have been resolved, and the credit has been received.

The Company evaluated transactions occurring after December 31, 2023, in accordance with ASC 855, Subsequent Events, through February 19, 2024, which is the date the financial statements were available for issuance. Based on this evaluation, no additional disclosures or adjustments were made to the financial statements.